Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of IronNet, Inc. of our report dated May 14, 2021, except for the effects of the Merger Agreement and Reverse Recapitalization discussed in Note 1 to the consolidated financial statements, as to which the date is March 10, 2022, relating to the financial statements of IronNet Cybersecurity, Inc., which appears in the Registration Statement on Form S-1 dated March 10, 2022.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland

March 17, 2022